Registration No. 333-________

As filed with the United States Securities and Exchange Commission on June 28, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATAI Life Sciences N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ATAI Life Sciences N.V. c/o Mindspace

Krausenstraße 9-10

Berlin, Germany

(Address of principal executive offices)

ATAI Life Sciences N.V. 2021 INCENTIVE AWARD PLAN

2020 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

(Full title of the plan)

ATAI Life Sciences US Inc.

180 Varick Street

New York, New York 10014

+1 929 207 2670

(Name, address and telephone number of agent for service)

With a copy to:

Nathan Ajiashvili

Ian D. Schuman

Oliver Seiler

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

+1 212 906 1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value €0.10 per share 2021 Incentive Award Plan	61,927,910 (2)	$15.00 (4)	$928,918,650.00	$101,345.02
2020 Employee, Director and Consultant Equity Incentive Plan	18,525,696 (3)	$3.38 (4)	$62,616,852.48	$6,831.50
Total	80,453,506		$991,535,502.48	$108,176.52

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, each with a nominal value of €0.10 per share (“Common Shares”), of ATAI Life Sciences N.V. (the “Registrant”), issuable pursuant to the plans set forth in this table (collectively, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the Plans by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)

Represents 61,927,910 Common Shares reserved for issuance under the 2021 Incentive Award Plan (the “2021 Plan”), which number consists of 38,704,944 Common Shares initially available for issuance under the 2021 Plan and an additional 23,222,966 Common Shares that may become issuable under the 2021 Plan pursuant to its terms.

(3)

Pursuant to the terms of the 2021 Plan, any shares subject to outstanding options originally granted under the 2020 Employee, Director and Consultant Equity Incentive Plan (the “2020 Plan”) that terminate, expire or lapse for any reason without the delivery of shares to the holder thereof shall become available for issuance pursuant to the 2021 Plan.

(4)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2021 Plan is based upon the initial public offering price of a Common Share ($15 per share) and with respect to outstanding options under the 2020 Plan is based on the weighted average exercise price of such outstanding options ($3.38).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s prospectus filed with the Commission on April 20, 2021, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-255383); and

(b) the description of the Registrant’s Common Stock contained in the prospectus included in the Registrant’s registration statement on Form 8-A, filed with the Commission on June 14, 2021 (File No. 001-40493), together with any amendment or report thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrants with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Dutch law, managing directors, supervisory directors and certain other officers may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to the company and to third parties for infringement of the articles of association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, our articles of association provide for indemnification of our current and former managing directors and supervisory directors (and other current and former officers and employees as designated by our management board). No indemnification shall be given under our articles of association to an indemnified person:

a)

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

b)

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c)

in relation to proceedings brought by such indemnified person against the company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and the company which has been approved by the management board or pursuant to insurance taken out by the company for the benefit of such indemnified person; and

d)	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the company’s prior consent.

Under our articles of association, our management board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above. Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors, and controlling persons of the Registrant against certain liabilities.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Form of Articles of Association of ATAI Life Sciences N.V. (translated into English) (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1, Amendment No. 4., No. 333-255383)

5.1	Opinion of Dentons Europe LLP

23.1	Consent of Dentons Europe LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of this Form S-8).

99.1	2021 Incentive Award Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1, Amendment No. 4., No. 333-255383)

99.2	2020 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.20 of the Registrant’s Registration Statement on Form S-1, Amendment No. 4., No. 333-255383)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berlin, Germany, on the 28th day of June, 2021.

ATAI LIFE SCIENCES N.V.

By:	/s/ Florian Brand
Florian Brand
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 28, 2021.

Name:	Title:
/s/ Florian Brand	Chief Executive Officer and Managing Director
Florian Brand	(Principal Executive Officer)

/s/ Greg Weaver	Chief Financial Officer and Managing Director
Greg Weaver	(Principal Financial Officer and Principal Accounting Officer)

/s/ Christian Angermayer	Supervisory Director
Christian Angermayer	(Chairman)

/s/ Michael Auerbach	Supervisory Director
Michael Auerbach

/s/ Jason Camm	Supervisory Director
Jason Camm

/s/ Alexis de Rosnay	Supervisory Director
Alexis de Rosnay

/s/ Sabrina Martucci Johnson	Supervisory Director
Sabrina Martucci Johnson

/s/ Amir Kalali	Supervisory Director
Amir Kalali

/s/ Andrea Heslin Smiley	Supervisory Director
Andrea Heslin Smiley